Exhibit 99.1

Forest Laboratories to Acquire Aptalis for $2.9 Billion in Cash

Acquisition is Immediately Accretive

- Adds Nearly $700 million to FY2015 Revenues

- Company Expects to Achieve $125 Million in Synergies by FY2016

- Accretive to FY2015 Non-GAAP EPS by Approximately $0.78

Diversifies Forest Offerings in Key Therapeutic Areas & Geographies

- Expands Gastrointestinal Franchise in U.S. and Canada

- Complements Growing Cystic Fibrosis Business in Europe

New York, January 8, 2014 Forest Laboratories, Inc. (NYSE: FRX) today announced that it has entered into a definitive agreement to acquire Aptalis, a privately held U.S. based specialty Gastrointestinal (GI) and Cystic Fibrosis company, for $2.9 billion in cash from its shareholders, including TPG, the global private investment firm. The acquisition, which requires review by anti-trust authorities in the US and Canada, is expected to be accretive to Forest’s FY2015 non-GAAP EPS.

“Aptalis is an excellent strategic and financial fit for Forest because of its strong product offerings in two therapeutic franchises that are complementary to Forest - GI in the U.S. and Canada and Cystic Fibrosis in Europe. The acquisition of Aptalis helps diversify Forest while advancing our strategy to create blockbuster therapeutic areas,” said Brent Saunders, Chief Executive Officer and President of Forest Laboratories, Inc. “Because there is such a strong fit, we expect to grow the sales of products from both Forest and Aptalis while realizing $125 million in cost synergies from combining the two companies. As a result, the acquisition is expected to add nearly $700 million in revenue and approximately $0.78 to our non-GAAP EPS in FY2015.”

Aptalis had sales of $688 million in FY2013 which ended September 2013. Sales of the top three products in the U.S. - Canasa, Carafate, and Zenpep - accounted for more than 60% of company sales in FY2013. International sales accounted for approximately 15% of revenues. Aptalis Pharmaceutical Technologies, a third party delivery technology provider and drug manufacturer, accounted for approximately 15% of revenues.

“Aptalis has built a strong position in the North American and European gastroenterology and cystic fibrosis markets through internal product development and acquisitions of products and companies over the last few years,” said Frank Verwiel MD, Chief Executive Officer of Aptalis. “I’m proud of all that our team has accomplished, and Forest’s acquisition of our company is a testament to the value we have created and the strength of the business we have built. There is a strong business fit between Aptalis and Forest, our strategies are closely aligned, and I am confident that Forest will maximize the opportunity for our products and patients.”

Forest intends to acquire Aptalis from its shareholders for $2.9 billion in cash. Forest expects to use a combination of cash on hand and debt to fund the transaction. Forest has secured commitment for a $1.9 billion bridge facility.

As a result of the Aptalis acquisition, Forest has not yet initiated its previously announced accelerated share repurchase program. Following completion of the permanent financing for the acquisition, Forest will consider initiating the accelerated share repurchase program.

The transaction is expected to close in the first half of 2014 pending regulatory review and satisfactory completion of necessary closing conditions.

Debevoise & Plimpton LLP and Cleary Gottlieb Steen & Hamilton LLP served as Forest’s legal counsel, and Aptalis was advised by Ropes & Gray. Morgan Stanley acted as financial advisor to Forest. J. P. Morgan Securities LLC acted as financial advisors to Aptalis.

Conference call details:

Forest executives will host a conference call with investors at 8:30 AM EST today to discuss the details of today’s strategic announcements. The conference call will be webcast live on the Company’s website at www.frx.com. Please log on to the website at least fifteen minutes prior to the conference call as it may be necessary to download software to access the call. A replay of the conference call will be available until February 8, 2014 and also by dialing (800) 753-4652 (US or Canada) or +1 (402) 220-4235 (international), Conference ID: FRX0108.

About Forest Laboratories and Its Products

Forest Laboratories (NYSE: FRX) is a leading, fully integrated, specialty pharmaceutical company largely focused on the United States market. The Company markets a portfolio of branded drug products and develops new medicines to treat patients suffering from diseases principally in five therapeutic areas: central nervous system, cardiovascular, gastrointestinal, respiratory, and anti-infective. Our strategy of acquiring product rights for development and commercialization through licensing, collaborative partnerships and targeted mergers and acquisitions allows us to take advantage of attractive late-stage development and commercial opportunities, thereby managing the risks inherent in drug development. The Company is headquartered in New York, NY.

About Aptalis

Aptalis is a privately held, leading specialty pharmaceutical company providing innovative, effective therapies for unmet medical needs including cystic fibrosis and gastrointestinal disorders. Aptalis has manufacturing and commercial operations in the United States, the European Union and Canada, and its products include ZENPEP®, CANASA®, CARAFATE®, PYLERA®, RECTIV®, VIOKACE™, ULTRESA® LACTEOL®, DELURSAN®, PANZYTRAT®, and SALOFALK®. Aptalis also formulates and clinically develops enhanced pharmaceutical and biopharmaceutical products for itself and others using its proprietary technology platforms including bioavailability enhancement of poorly soluble drugs, custom release profiles, and taste-masking/orally disintegrating tablet (ODT) formulations.

About TPG

TPG is a leading global private investment firm founded in 1992 with $55.7 billion of assets under management and offices in San Francisco, Fort Worth, Austin, Beijing, Chongqing, Hong Kong, London, Luxembourg, Melbourne, Moscow, Mumbai, New York, Paris, Sao Paulo, Shanghai, Singapore and Tokyo. TPG has extensive experience with global public and private investments executed through leveraged buyouts, recapitalizations, spinouts, growth investments, joint ventures and restructurings. The firm’s well-known investments in the healthcare sector include Biomet, Fenwal, Healthscope, IASIS Healthcare, Immucor, IMS Health, Par Pharmaceutical, Quintiles Transnational and Surgical Care Affiliates, among others. For more information visit www.tpg.com.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in Forest Laboratories’ Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings. Forest assumes no obligation to update forward-looking statements contained in this release to reflect new information or future events or developments.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of a private offering memorandum.

Source: Forest Laboratories, Inc.

INVESTORS:

Frank J. Murdolo

Vice President - Investor Relations

1-212 224-6714

media.relations@frx.com

MEDIA:

Amanda Kaufman

Media Relations

amanda.kaufman@frx.com

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